The Directors and Shareholders
Keystone International Fund Inc.

     We consent to the use of our report dated November 29, 1996 incorporated by reference herein and to the reference to our firm under the caption "Financial Highlights" in the prospectus.

                                               /s/ KPMG Peat Marwick LLP
                                                   KPMG Peat Marwick LLP

Boston, Massachusetts
February 28, 1997